October 15, 2002



Mr. James R. Seidl
Mr. Christopher R. Ljungkull
Legal Research Center
310 Fourth Avenue South
Suite 1100
Minneapolis, Minnesota 55415

Dear Jim and Gus:

The purpose of this letter is to present my resignation from the Board of Directors of Legal Research Center effective as of the date of this letter. As you are aware, the reason for my resignation is the decision of the Company not to renew its officers' and directors' liability insurance, a decision which I participated in as a board member and endorse.

I have enjoyed very much my participation on the Board of Legal Research Center and look forward to continuing to help the Company in a consultant capacity. You are authorized to file a copy of this letter with the SEC and to state in your filing that I have no disagreements with the Company or its management as to any matters.

Very truly yours,

/s/ Charles F. Thell

Charles F. Thell

CFT:pks